DAVID JONES & ASSOC., P.C.
Law Firm
395 Sawdust, # 2148 The Woodlands, TX 77380	P (281) 702-2137 F (877) 639-0750

November 17, 2010

Board of Directors
Tanaka Funds, Inc.
769 Lexington Avenue, 20th Floor
New York, NY  10017

Re: Opinion of Counsel Relating to the Registration Statement Filed on Form N-14 Under the Securities Act of 1933

Ladies and Gentlemen:

We have been requested by Tanaka Funds, Inc., a registered open-end management investment company organized under the laws of the State of Maryland, with transferable shares (the “Company”) established under Articles of Incorporation dated November 5, 1997 (the “Articles”), for our opinion with respect to certain matters relating to the Tanaka Growth Fund (the “Acquiring Fund”), the sole series of the Company. We understand that the Company is about to file a Pre-Effective Amendment to its Registration Statement on Form N-14 for the purpose of registering shares of the Company under the Securities Act of 1933, as amended (the “1933 Act”), in connection with the proposed acquisition by the Acquiring Fund of all of the assets of the Embarcadero Absolute Return Fund and the Embarcadero Market Neutral Fund, each a series of the Embarcadero Funds, Inc. (each an "Acquired Fund" or collectively "Acquired Funds"), in exchange solely for shares of the Acquiring Fund and the assumption by the Acquiring Fund of all the liabilities of the Acquired Funds pursuant to an Agreement and Plan of Reorganization (the “Plan”), the form of which was included in the Registration Statement on Form N-14.

We have been requested by the Company to furnish this opinion as an exhibit to the Registration Statement. All assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

We have examined a copy of the Company’s Articles, the Company’s By-Laws, the Company’s record of the various actions by the Directors thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Company and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, and assuming the approval by shareholders of each Acquired Fund, it is our opinion that the shares of the Acquiring Fund currently being registered, when issued in accordance with the Plan and the Company’s Articles and By-Laws, will be legally issued, fully paid and non-assessable by the Company.

The opinions expressed herein are limited to matters of Maryland law and United States Federal law as such laws exist today; we express no opinion as to the effect of any applicable law of any other jurisdiction. We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention, or changes in law that may hereafter occur.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to the Company's Pre-Effective Amendment No. 1 to its Registration Statement on Form N-14. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Company and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ David Jones & Assoc, P.C.
DAVID JONES & ASSOC., P.C.